Exhibit 5.1

May 3, 2012

First BanCorp

1519 Ponce de Leon

San Juan, Puerto Rico 00908-0146

Ladies and Gentlemen:

As Executive Vice President and General Counsel to First BanCorp (the “Corporation”), a corporation organized under the laws of the Commonwealth of Puerto Rico, I have been requested to render this opinion in connection with the filing by the Corporation of a Registration Statement on Form S-8 (the “Registration Statement”) relating to 7,450,307 shares of the Corporation’s common stock, par value $0.10 per share (the “Common Stock”), that the Corporation may issue from time to time pursuant to the First BanCorp. 2008 Omnibus Incentive Plan, as amended (the “Plan”).

I have examined the Corporation’s Restated Articles of Incorporation, the Corporation’s By-Laws, the Plan and such other corporate records, documents, certificates or other instruments as in my judgment are necessary or appropriate to enable me to render the opinion set forth below.

Based on the foregoing, I am of the opinion that the shares of Common Stock have been duly authorized and, when issued in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as exhibit 5.1 to the Registration Statement. In giving such consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Lawrence Odell
Lawrence Odell